Exhibit 99.1

Media Relations:	Investor Relations:
Chris Faust	Alon Kutai
FastLane Communications	ProActive Newsroom
973-582-3498	212-828-7373
cfaust@fast-lane.net	Akutai@proactivecrg.com

FOR IMMEDIATE RELEASE:

Onstream Media Regains NASDAQ Compliance With Respect to
Minimum Bid Price

POMPANO BEACH, FL, January 28, 2011 - Onstream Media Corporation (NASDAQ:ONSM), a leading online service provider of live and on-demand Internet broadcasting, corporate web communications and virtual marketplace technology, announced that it received a letter today from The NASDAQ Stock Market (“NASDAQ”), stating that Onstream is now in compliance with Listing Rule 5550 (a)(2)(a). We were considered compliant as a result of our common stock closing at a bid price of $1.00 per share or more for the ten consecutive business days ended January 27, 2011.

Compliance with this minimum bid price and other NASDAQ Listing Rules is necessary in order to be eligible for continued listing on The NASDAQ Capital Market. Onstream does not currently comply with NASDAQ Listing Rule 5605 (c) (2) (A). This rule provides that the audit committee of a NASDAQ-listed company have at least three members, each of whom is independent and meets certain other specified criteria. On June 14, 2010, the Company was notified that Mr. Robert J. Wussler, a director and a member of its audit committee, had passed away on June 5, 2010. He has not at the present time been replaced on the audit committee, which currently has two independent members. In accordance with Listing Rule 5605 (c) (4) (B), NASDAQ has provided the Company with a “cure period” until the earlier of its next annual shareholders’ meeting or June 5, 2011 to regain compliance. Until that time, the Company’s shares will continue to be listed on The NASDAQ Capital Market.

Randy Selman, Onstream’s President and CEO, stated, “As we announced at the time of Mr. Wussler’s passing, we have already taken the necessary steps to comply with NASDAQ’s requirement for an independent majority on our Board of Directors. We are in the process of evaluating independent candidates to fill the vacancy on the Board as well as on the audit committee. We will make that selection as soon as possible, but in any event, the Company expects to be in compliance with the NASDAQ Listing Rules within the cure period.”

About Onstream Media:

Onstream Media Corporation (Nasdaq: ONSM) is a leading online service provider of live and on-demand Internet broadcasting, corporate web communications and virtual marketplace technology. Onstream Media's innovative Digital Media Services Platform (DMSP) provides customers with cost effective tools for encoding, managing, indexing, and publishing content via the Internet. The company’s MarketPlace365™ solution enables publishers, associations, tradeshow promoters and entrepreneurs to rapidly and cost effectively self-deploy their own profitable, online virtual marketplaces. In addition, Onstream Media provides live and on-demand webcasting, webinars, web and audio conferencing services. To date, almost half of the Fortune 1000 companies and 78% of the Fortune 100 CEOs and CFOs have used Onstream Media's services. Select Onstream Media customers include: AAA, Dell, Disney, Georgetown University, National Press Club, PR Newswire, Shareholder.com (NASDAQ), Sony Pictures and the U.S. Government. Onstream Media's strategic relationships include Akamai, Adobe, BT Conferencing, Qwest and Trade Show News Network (TSNN). For more information, visit Onstream Media at www.onstreammedia.com or call 954-917-6655.

99.1-1

Cautionary Note Regarding Forward Looking Statements

Certain statements in this document and elsewhere by Onstream Media are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such information includes, without limitation, the business outlook, assessment of market conditions, anticipated financial and operating results, strategies, future plans, contingencies and contemplated transactions of the company. Such forward-looking statements are not guarantees of future performance and are subject to known and unknown risks, uncertainties and other factors which may cause or contribute to actual results of company operations, or the performance or achievements of the company or industry results, to differ materially from those expressed, or implied by the forward-looking statements. In addition to any such risks, uncertainties and other factors discussed elsewhere herein, risks, uncertainties and other factors that could cause or contribute to actual results differing materially from those expressed or implied for the forward-looking statements include, but are not limited to fluctuations in demand; changes to economic growth in the U.S. economy; government policies and regulations, including, but not limited to those affecting the Internet. Onstream Media undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. Actual results, performance or achievements could differ materially from those anticipated in such forward-looking statements as a result of certain factors, including those set forth in Onstream Media Corporation's filings with the Securities and Exchange Commission.

99.1-2